Silicon Storage Technology, Inc.

                                    News Release

                                                                                                                  For More Information Contact:
                                                                                                                  Leslie Green
                                                                                                                  Green Communications Consulting, LLC
                                                                                                       (650) 312-9060

SST Announces Receipt of Nasdaq Notice

SUNNYVALE, Calif., March 20, 2007 -- SST (Silicon Storage Technology, Inc.) (NASDAQ: SSTI) today announced that the company has requested a hearing before the NASDAQ Listing Qualifications Panel in response to the receipt of a NASDAQ Staff Determination letter dated March 19, 2007 indicating that SST is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14).  As anticipated, the letter was issued in accordance with NASDAQ procedures due to the delayed filing of SST’s Annual Report on Form 10-K for the year ended Dec. 31, 2006.  Pending a decision by the Panel, SST’s shares will remain listed on the NASDAQ Global Stock Market.

As previously announced on March 15, 2007, SST will conduct a voluntary review of its historical stock option grant practices covering the time from SST’s initial public offering in 1995 through the current fiscal year. The chairman of the audit committee of the board of directors will conduct this review with the assistance of independent outside counsel. SST has voluntarily contacted the Securities and Exchange Commission staff to inform them of the review.

About Silicon Storage Technology, Inc.
Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of memory and non-memory products for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets.  Leveraging its proprietary, patented SuperFlash technology, SST is a leading provider of nonvolatile memory solutions with product families that include various densities of high functionality flash memory components and flash mass storage products.  The Company also offers its SuperFlash technology for embedded applications through its broad network of world-class manufacturing partners and technology licensees, including TSMC, which offers it under its trademark Emb-FLASH.  SST’s non-memory products include NAND controller-based products, smart card ICs, flash microcontroller and radio frequency ICs and modules.  Further information on SST can be found on the company's Web site at http://www.sst.com.

Forward-Looking Statements
Except for the historical information contained herein, this news release contains forward-looking statements regarding SST’s ability to timely file periodic reports, flash memory and non-memory market conditions, and SST’s future financial performance that involve risks and uncertainties.  These risks may include the timing and results of the independent review, actions by Nasdaq with respect to the listing of SST’s securities; the timely development, acceptance and pricing of new products, the terms and conditions associated with licensees’ royalty payments, the impact of competitive products and pricing, and general economic conditions as they affect SST’s customers, as well as other risks detailed from time to time in the SST’s SEC reports, including the Annual Report on Form 10-K for the year ended December 31, 2005 and on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2006. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, SST disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

 The SST logo and SuperFlash are registered trademarks of Silicon Storage Technology, Inc. Emb-FLASH is a trademark of TSMC. All other trademarks or registered trademarks are the property of their respective holders.